BAKER TILLY

Our ref: ECB/257831/mn/L03

2 Bloomsbury Street
London WC1B 3ST
Tel : +44 (0)20 7413 5100
Fax : +44 (0)20 7413 5101
DX : 1040 London/Chancery Lane
www.bakertilly.co.uk

The Board of Directors
Hill International Inc.
303 Lippincott Centre
Marlton
NJ 08053
USA

14 November 2006

Dear Sirs

We consent to the incorporation on Form 8-K/A of Hill International Inc. dated November 14, 2006 of our report dated November 14, 2006 with respect to the balance sheet of James R Knowles (Holdings) plc as of 31 July 2006, and the related combined statements of income and cash flows for the year then ended.

Yours faithfully

Baker Tilly

Baker Tilly
London